Exhibit 10.1

Highly Confidential

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is effective as of May 12, 2025 between Willamette Valley Vineyards, Inc., an Oregon corporation (“WVVI” or “Company”) and Michael Osborn, a resident of the Commonwealth of Virginia (“you” or “your” or “Executive”). In consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt of which is mutually acknowledged, WVVI and you (individually, a “Party” and together, the “Parties”) agree as follows:

1.	Duties and Location.

(a)                Start Date; Expectations. You will serve as the Chief Executive Officer (“CEO”) of WVVI. Your start date will be May 19, 2025 (“Start Date”). You will perform whatever duties WVVI may assign to you, provided such duties are commensurate and consistent with your position as CEO. You will report to the Chair of the Board of Directors of the Company (“Board”). You will devote your full business time and attention to the business and affairs of WVVI. You agree to comply with all Company policies, standards and practices that WVVI may establish from time to time, including those pertaining to conflicts of interest and tied-house laws.

(b)                Location; Travel. Although you are encouraged to relocate to the Willamette Valley in Oregon, you may regularly report for work remotely from your residence in the Commonwealth of Virginia, provided that you engage in significant business travel to Oregon and other locations consistent with the general expectations set forth in the proposed 2025 CEO schedule attached hereto in Exhibit A. The Parties agree that, while Executive’s actual schedule may vary depending on the circumstances, Exhibit A accurately reflects the significant business travel and in-person reporting obligations of Executive necessary for Executive’s successful completion of his duties under this Agreement, as outlined in the job description. During each six (6) month period of Executive’s employment, beginning with the Start Date, and no later than four (4) weeks prior to the beginning of such six (6) month period, Executive shall submit a six (6) month advance travel calendar for approval by the Chair of the Board.

2.	Compensation and Benefits.

(a)                Base Salary. Your annualized base salary through December 31, 2026 shall be four hundred twenty-five thousand dollars ($425,000.00) (the “Base Salary”). The Base Salary shall be payable in regular installments in accordance with WVVI’s general payroll practices and shall be subject to tax and other withholdings. Beginning January 1, 2027, the Base Salary shall be adjusted upward tied to the year- over-year percentage change in the consumer price index for urban wage earners (CPI-W) published by the United States Bureau of Labor Statistics. From such date onward, the Base Salary also may be increased by WVVI in its sole discretion.

(b)                Benefit Plans. During your employment, you shall be entitled to participate in all WVVI’s employee benefit programs for which other senior executives are generally eligible, subject to the applicable terms and conditions of any such plan or program and to the determinations of any person or committee administering any such plan or program. WVVI and/or other plan sponsors as applicable may add, modify or terminate any such benefits or programs at any time.

(c)                Business Expense Reimbursement. WVVI will reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this Agreement, subject to WVVI’s policies in effect from time to time with respect to incurring, reporting, and documenting such expenses. For avoidance of doubt, WVVI agrees to cover your business travel from your residence in Virginia to attend your duties under this Agreement, but does not agree to reimburse you for lodging and other expenses attendant to such business travel for locations in Portland and the Willamette Valley, Oregon except in connection with special events away from the Company’s principal winery location.

(d)                Target Incentive Bonus. You will be eligible for an annual discretionary (non- guaranteed) target incentive bonus (“TIB”) with respect to each fiscal year in which you are employed under this Agreement, conditioned upon the Company’s achievement of certain financial performance goals for each fiscal year. Your TIB target shall be equal to five percent (5%) of the Company’s pre-tax income above $3,500,000.00 for the applicable fiscal year (as determined by the Board in its reasonable discretion, based on audited year-end financials), capped at 25% of your Base Salary. The TIB for fiscal year 2025, if earned, will be prorated based on your Start Date. The TIB, if earned, shall be payable only if (a) you remain employed by WVVI through the time the TIB is calculable and are actively providing services to the Company at such time, and (b) you have not given or received notice of termination, and are not in material breach of this Agreement on the date on which the TIB payment is to be made.

(e)	Equity Incentive Awards.

(i)                 Hiring Award. Subject to the approval of the Board, and provided that you have not given or received notice of termination and are not in material breach of this Agreement on such date, you will be awarded 15,000 shares of Company Common Stock no later than 90 days after your Start Date. This stock award will be governed by the terms and conditions of the applicable Company equity incentive plan (the “Equity Incentive Plan,” which will be adopted subject to approval of the Board) and the applicable award agreement.

(ii)               Annual Awards. Subject to approval of the Board, you will be granted of 7,000 Performance Restricted Stock Units (“PRSUs”) on the one year anniversary of your Start Date, and an additional award of 7,000 PRSUs on each successive anniversary of your Start Date thereafter that you remain employed by the Company as the CEO, for a total period of ten (10) years. The PRSUs are convertible to shares of Company Common Stock that shall fully vest as of the date of each anniversary, provided that, as of such date, you have not given or received notice of termination and are not in material breach of this Agreement. Each annual award to be granted to you under this Section shall be subject to the terms of a separate equity incentive award agreement and the applicable Company Equity Incentive Plan, which shall govern tax withholding and other terms and conditions of the award.

(iii)             Long-Term Incentive Award. Subject to the approval of the Board, you will be awarded an additional 200,000 PRSUs (the “Long-Term Incentive Award”) that convertible to Company Common Stock shares and that shall vest as follows, provided that (1) you meet the time in service milestones; and (2) the Company’s Common Stock achieves certain share price trading performance targets on NASDAQ as set forth in subparts (B)-(E) of this Section, with all other terms and conditions of this award of PRSUs, including tax withholding and net exercise (if applicable, at Company’s sole discretion) governed the applicable equity incentive award agreement and the Equity Incentive Plan:

(A)              for time in service, beginning on the fifth (5th) anniversary of your Start Date and continuing over a period of five (5) years thereafter (the “Long-Term Incentive Period”), and provided you remain employed with the Company for the duration of such period as of the applicable vesting date set forth below, a portion of the Long-Term Incentive Award shall vest in equal installments incrementally as of the last date of each year during such Long-Term Incentive Period; then, provided such conditions are met;

(B)               25% of the Long-Term Incentive Award (50,000 PRSUs) shall vest if, during any one year period of the Long-Term Incentive Period, the Company Common Stock trades on NASDAQ at a price of at least $12 per share on average for a period of three (3) months;

(C)               another 25% of the Long-Term Incentive Award (50,000 PRSUs) shall vest if, during any one year period of the Long-Term Incentive Period, the Company Common Stock trades on NASDAQ at a price of at least $15 per share on average for a period of three (3) months;

(D)              another 25% of the Long-Term Incentive Award (50,000 PRSUs) shall vest if, during any one year period of the Long-Term Incentive Period, the Company Common stock trades on NASDAQ at a price of at least $20 per share on average for a period of three (3) months; and

(E)               the final 25% of the Long-Term Incentive Award (50,000 PRSUs) shall vest if, during any one year period of the Long-Term Incentive Period, the Company Common Stock trades on NASDAQ at a price of at least $25 per share on average for a period of three (3) months.

In the event that, due to a Change in Control of the Company (as defined in the Equity Incentive Plan), holders of Company Common Stock receive at least the same share-price values listed as in subparts (B)-(E) above, Executive will be deemed to have satisfied the applicable share-price vesting conditions above.

(f)                 Paid Time Off and Sick and Other Leave. You will enjoy all Company holidays and will accrue, schedule and use paid vacation, sick and other leave consistent with Company policy, as may be amended from time to time.

3.                   Termination of Employment. “Termination Date” is the date upon which your employment terminates pursuant to this Agreement. Termination of your employment under this Agreement may occur under any of the following circumstances:

(a)                Resignation without Good Reason. You may voluntarily resign employment with WVVI without Good Reason (as defined below) with three (3) months’ written notice to the Chair of the Board (the “Resignation Notice Period”) prior to your intended Termination Date. During the Resignation Notice Period, WVVI may in its sole discretion place you on paid administrative leave, reduce or eliminate your duties, or elect to terminate your employment effective immediately, in which case your Termination Date shall be the date of the Company’s election of your termination.

(b)                Resignation for Good Reason. You may resign for “Good Reason” if any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your Base Salary, which the Parties agree is a reduction of at least 15% of your base salary (unless pursuant to a salary reduction program applicable generally to all senior executives of the Company or pursuant to cost reduction measures approved by you and the Board in response to any major economic event and applicable to all senior executives); (ii) any material reduction in the target amount of your TIB, provided that in no event will the Board’s discretionary determination with respect to any TIB be considered such a material reduction; (iii) a material, adverse change in your title or a material reduction in your authority, duties or responsibilities, provided that this clause will not apply to any such reduction or change that arises solely in connection with or as a result of a Change in Control (as defined the Equity Incentive Plan) if you remain responsible for substantially the same business operations of the Company with the same level of autonomy as prior to the transaction; or (iv) relocation of your principal place of employment more than 50 miles from the Willamette Valley or your current residence as of the Start Date. In order to resign for Good Reason, you must provide written notice to the Board within 60 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company no later than 30 days after the expiration of the cure period.

(c)                Death or Disability. Your employment shall be deemed to have been terminated by you upon your (i) death or (ii) physical or mental inability to perform your duties under this Agreement, even with reasonable accommodation, for more than 90 consecutive or 180 non-consecutive days in any 12 month rolling period (“Disability”). You acknowledge that continuing your employment beyond the Disability period would constitute an undue hardship for WVVI. Your termination will be effective upon death or the expiration of such 90 or 180 day period, as applicable.

(d)                Termination of Employment by WVVI. WVVI may terminate your employment at any time with or without Cause. For all purposes under this Agreement, “Cause” shall mean: (i) willful failure or refusal to substantially perform duties owed to the Company; (ii) commission of any act of fraud, embezzlement, or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) intentional, willful or grossly negligent misconduct in relation to the Company or any employees or contractors of the Company (including without limitation any sexual misconduct or harassment) that could reasonably be expected to result in material harm to the reputation or business of the Company; (iv) material breach of any of Executive’s obligations under law or under any written agreement with the Company, including but not limited to fiduciary duties of loyalty and confidentiality and any non-solicitation or non-competition obligations; (v) committing any act which might tend to bring you to public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably upon WVVI; or (vi) indictment for, or plea of guilty or no contest to, any felony or any other criminal offense involving fraud, dishonesty, misappropriation, or serious moral turpitude. In the event of conduct that triggers clauses (i), (iii) or (iv) above, the Company shall not have Cause unless the Company first provides you with written notice referencing this provision and describing the grounds that the Company believes constitutes Cause and you fail to cure such grounds within 30 days after receipt of such written notice.

4.	Payments Due On Termination.

(a)                If your employment is terminated by WVVI for Cause, due to your resignation without Good Reason, or as a result of your death or Disability, you shall be entitled to any unpaid salary through the Termination Date and unpaid accrued vacation as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of WVVI. In such case you shall not be entitled to any Severance Payment (as defined below), and all compensation and benefits provided in Section 2 shall cease upon the Termination Date.

(b)                If your employment is terminated by WVVI without Cause or you resign for Good Reason, WVVI will promptly pay you (i) all accrued but unused vacation time, and (ii) all unreimbursed expenses properly incurred by you on behalf of WVVI in accordance with Section 2. In addition, in such event, you shall be entitled to (1) a cash severance and (2) a COBRA severance (“Severance Payment”), subject to Sections 4(c) and 4(d), as follows:

(i)                 Cash Severance. If your Termination Date is prior to the one (1) year anniversary of your Start Date, then the cash severance will be equal to four (4) months’ Base Salary. If your Termination Date is on or after the (1) year anniversary of your Start Date, then the cash severance will be equal to 12 months’ Base Salary. The 4-month or 12-month period during which any cash severance is due to be paid to you under this Agreement, subject to the conditions of this Section 4, is hereinafter referred to as the “Severance Period.”

(ii)               COBRA Severance. If you are eligible for, and timely and properly elect, continuation coverage for yourself (and, if they are covered on your Termination Date, your eligible dependents) under the Company’s group health plan pursuant to Section 4980B of the Code (“COBRA”), the Company will reimburse you for the monthly COBRA premiums paid by you for such continuation coverage (the “COBRA Severance”) until the earliest of (i) the end of the Severance Period; (ii) the date you (or any of your dependents, as applicable) is no longer entitled to receive COBRA continuation coverage under the Company’s group health plan; and (iii) the date on which you obtain substantially similar coverage from another source; provided, however, that the Company may unilaterally amend or eliminate the COBRA benefits under this Section 4(b)(ii) if and to the extent it deems reasonably necessary to avoid imposition of excise taxes, penalties or similar charges on the Company, any of its affiliates or any of their respective successors, including without limitation under Section 4980D or 4980H of the Code. You must notify the Company within two (2) weeks if you obtain substantially similar coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. COBRA Severance will be paid, less applicable tax withholding, no later than the fifteenth (15th) day of the month commencing immediately after the date you submit evidence satisfactory to the Company of your timely payment of the COBRA premium; provided, however, that the initial payment of COBRA Severance will be made on the first installment of the cash severance and will include all amounts of COBRA Severance relating to periods prior to such date. You must submit evidence of your timely payment of the COBRA premium for a month no later than the end of the following month. In lieu of reimbursing you for your COBRA premiums, the Company may, in its sole discretion, pay such premiums directly to the applicable insurance company on your behalf.

(c)                As a condition to WVVI’s obligations (if any) to make the Severance Payment you will (i) execute and deliver a separation agreement with a general release of claims in form and substance satisfactory to WVVI, and not revoke your execution of same, no later than 60 days after your Termination Date (the “Release Execution Period”), (ii) return all WVVI property including, without limitation, Confidential Information (as defined below), as set forth in Section 9, and (iii) satisfy any repayment obligation to WVVI due and owing at the time of termination.

(d)                The Severance Payment, if any, shall be made over the duration of the Severance Period in equal installments consistent with WVVI’s regular payroll schedule. The first installment shall begin at the later of (i) the first pay period following your Termination Date or (ii) three (3) business days following the expiration of the period of revocation to be contained in the general release referenced in Section 4(c); provided, however, that if the Release Execution Period begins in one calendar year and ends in another calendar year, the first installment shall not be made until the first regular payroll date of the second calendar year and the first installment payment will include all amounts that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed. WVVI will have no obligation to make or continue the Severance Payment if WVVI learns at any time (i.e., either during or after your employment) that during your employment you engaged in any conduct that would constitute Cause or you materially breach any continuing obligation under this Agreement.

5.                   Confidential Information. During the course of your employment, you shall have access to WVVI’s Confidential Information. With respect to such Confidential Information you agree as follows:

(a)                You shall not disclose or use at any time, either during your employment with WVVI or after your employment ends for any reason, any Confidential Information which you learn or develop as a result of your employment with WVVI, whether or not you developed such information. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, information regarding WVVI, or its successors, parents, subsidiaries, affiliates, customers or business partners: trade secrets or proprietary information; financing information and sources; patents, patent applications, developmental or experimental work, formulas, test data, prototypes, models and product specifications; accounting and financial information, including sales figures and profit margins; key metric information such as details of website page hits, visitors, visits, orders per day, total order volumes, average order size, volumes of goods shipped or held in stock, customer acquisition costs, repeat/reorder rates and word of mouth rates; financial projections (including sales projections) and pro forma financial information; sales, licensing, and marketing strategies, plans and programs and product development information; product designs, including labeling; business development strategies and plans, including wine grape sourcing and production, retail locations, wholesale channels, and direct-to-consumer sales and fulfilment strategies; personnel information, such as but not limited to employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, disciplinary actions, charges and investigations; internal and external investigations and audits; organizational structure and reporting relationships; business plans; names, addresses, phone numbers of customers; contracts, including contracts with clients, suppliers, manufacturers, independent contractors or employees; business plan and forecasts; existing and prospective projects or business opportunities; and passwords and any other information relating to security protocols and information.

(b)                Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you will not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information, you shall treat it as Confidential Information until you receive clarification from the Chair of the Board that it is not Confidential Information. Confidential Information shall remain at all times the property of WVVI. You will keep secret and will not use or disclose any Confidential Information to any person or entity, in any fashion or for any purpose whatsoever, except that you may use or disclose Confidential Information: (a) when you are employed by WVVI, as authorized and necessary in performing the responsibilities of your position; or (b) with prior written consent of the Chair of the Board; or (c) subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that WVVI has an adequate opportunity to protect its legal interests in preventing disclosure.

(c)                Upon receipt of a subpoena or any other compulsory legal process (“Compulsory Process”) that could possibly require disclosure of Confidential Information, you shall provide a copy of the Compulsory Process and complete information regarding the circumstances under which you received it to WVVI’s Director of Human Resources by hand delivery within 48 hours. You shall not make any disclosure until the latest possible date for making such disclosure in accordance with the Compulsory Process (“Latest Possible Date”). If WVVI seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that is had initiated such procedures, you shall not make disclosures of any Confidential Information that is the subject of such procedures, until one of the following occurs: such objections are withdrawn or the objections are finally determined by the appropriate tribunal to be invalid.

(d)                You hereby acknowledge that these provisions are necessary to protect WVVI’s legitimate interests in preserving Confidential Information and that any material breach of this Section 5 would cause WVVI irreparable harm. Notwithstanding the foregoing, nothing contained in this Section 5 shall, except during the Non-Compete Period (as defined in Section 7(a) below), constitute a basis to prevent you from working for any other entity.

6.                   Inventions and Patents. You acknowledge that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, original works of authorship, copyrights and all similar or related information (whether or not patentable) which relate to WVVI’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by you while employed by WVVI (“Work Product”) belong to WVVI. You shall promptly disclose to WVVI all Work Product and, at WVVI’s sole expense, give WVVI all assistance it reasonably requires to perfect, protect, and use its rights to Work Product. You hereby irrevocably appoint WVVI as your agent and attorney-in-fact for purposes of effectuating the acts contemplated in this Section 6, such agency and power being an agency and power coupled with an interest. All Work Product shall be deemed to be works made for hire for WVVI and shall be the sole and exclusive property of WVVI for all copyright terms, renewal terms and revivals thereof throughout the world, for all uses and purposes whatsoever. WVVI shall have the sole and exclusive right to exploit in any manner and media, whether now known or hereafter devised, all rights in the Work Product throughout the world in perpetuity without any additional payment to you or any other individual or entity. If, for any reason, any Work Product is found not to be a work made for hire, you hereby irrevocably assign to WVVI all right, title and interest to said Work Product, including, without limitation, the copyrights to it, and you shall execute such documents as may be necessary to evidence such assignment(s). You waive any moral rights or similar rights which you may have, including, but not limited to, those rights arising under federal or state law in the United States or under the laws of any other country that convey similar or other types of moral rights. This Agreement does not apply to any Work Product that you develop entirely on your own time without using WVVI’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to WVVI’s business, or actual or demonstrably anticipated research or development of WVVI; or (ii) result from any work performed by you for WVVI.

7.	Corporate Opportunity; Non-Compete; Non-Solicitation.

(a)                During your employment, you shall submit to WVVI all bona fide business, commercial and investment opportunities or offers presented to you or of which you become aware which relate to the business of WVVI and its affiliates (“Corporate Opportunities”). Unless approved in writing by the Chair of the Board, you shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf or on behalf of any other person or entity.

(b)                You acknowledge and agree that: (i) the business in which WVVI operates is intensely competitive; (ii) in order to develop your skills and facilitate the performance of your duties, WVVI has provided you and will continue to provide you during the course of your employment access to its trade secrets and other Confidential Information, as defined above, the protection and maintenance of which constitute a legitimate business interest of WVVI; (iii) such Confidential Information has been developed by WVVI through substantial expenditures of time, effort and money, and constitute valuable and unique property of WVVI that affords WVVI competitive, commercial and/or strategic advantages in the marketplace, the loss of which would cause WVVI irreparable harm; (iv) your access to and receipt of Confidential Information places you in a position of trust and confidence with WVVI; (v) for these reasons, among others, you understand and agree that your services shall be of a special, unique and extraordinary value to WVVI; and (vi) it is necessary for the protection of WVVI’s legitimate business interests that you agree to be bound by the restrictions set forth in this Agreement, including restrictions on your ability to compete with WVVI during your employment and for a reasonable period thereafter.

(c)                At any time while employed by the Company on or after May 19, 2025 (including the Resignation Notice Period, if any), and for a period of 12 months following your Termination Date (the “Non-Compete Period”), you shall not, directly or indirectly, anywhere in the world, be employed or engaged by, advise, contribute knowledge to, assist, promote, provide services to, own, manage, operate or control, or participate in the ownership, management, operation or control of, any Competing Business in the United States of America. A “Competing Business” shall mean (1) any Oregon winery; (2) any wine supplier that derives at least 25% of overall production volume from Oregon; and (3) any U.S. person or business that is engaged in, or is preparing to become engaged in, the production, manufacture, sale, distribution, or marketing of wine or wine-related products where the Pinot Noir variety represents 25% or more of such U.S. person or business’s overall production, manufacture, sale, or distribution volume. WVVI may, in its sole discretion, waive or shorten your obligations pursuant to this Section in writing at any time, including, without limitation, after your Termination Date. Nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded and engaged in such competing business, so long as you have no active participation in the business of such operation. Neither this clause, nor any conflict of interest policy, shall be violated based on your holding in blind trust the common stock or other ownership interest in wine.com through a trust account administered by any family member(s). You further acknowledge and agree, and waive any right to contest, that the Company provided you with, and that you received, a written offer of employment informing you, at least 14 days prior to your Start Date, that a form of non-competition agreement would be required as a condition of your employment. You further acknowledge that you received multiple drafts of this Agreement prior to signing it, that you specifically negotiated a narrower definition of Competing Business contained in this Section 7(c), and that you received adequate notice of these provisions pursuant to O.R.S. § 653.295(1)(a)(A).

(d)                During the Non-Compete Period, you shall not directly or indirectly, individually, or in concert with others: (i) recruit, hire, authorize, or assist any other person or business (including recruiters or headhunters) in recruiting or hiring any person who was an employee, consultant or contractor of WVVI at any time during the one (1) year period preceding such hiring or during the (1) year period prior to the end of your employment with WVVI; or (ii) solicit, entice, persuade, influence, induce or encourage any supplier, distributor, contractor, consultant or vendor to terminate, modify or reduce their relationship or association with WVVI. These restrictions include that you will not disclose to any third party the names, backgrounds, compensation or qualifications of any of WVVI’s employees, suppliers, manufacturers, distributors, contractors, consultants or vendor or otherwise identify them as potential candidates for employment or engagement by any third party.

(e)                You acknowledge and agree that the restrictive covenants and other terms and conditions of this Agreement are fair, necessary, reasonable, narrowly tailored in terms of both time and scope, necessary to protect WVVI’s legitimate business interests in the context of the competitive injuries likely to be sustained by WVVI if you violate the conditions and restrictions, and that the enforcement of the terms of the Agreement shall not deprive you of the ability to earn a living in your chosen profession. Accordingly, in the event of your breach or threatened breach of any of these restrictive covenants, you acknowledge and agree that, in addition to any other rights or remedies which WVVI may have at law or in equity, WVVI will be entitled to temporary and permanent injunctive relief or any other provisional remedy without the necessity of proof of actual damage and without the necessity of posting any bond or security. You further understand that should WVVI have to commence or defend against an action of any kind as a result of your breach or threatened breach of the restrictive covenants in this Agreement, WVVI shall be entitled to recover all reasonable attorneys’ fees, costs and expenses incurred. If any of the provisions of this Section 7 shall for any reason be held to be excessively broad, such provision shall be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law. The duration of the Non-Compete Period shall not expire, and shall be tolled, during any period in which you are in violation of this Non-Compete Section or the Confidentiality and Non- Solicitation Section, and all restrictions shall automatically be extended by the period of your violation of any such restrictions.

(f)                 During the Non-Compete Period, (i) you shall provide a copy of this Agreement to any future employer and notify your new employer of all of your obligations that are continuing under this Agreement, and (ii) you will notify WVVI in writing of the identity of any new employer in advance of commencing such employment.

8.                   Non-Disparagement. You agree both during employment and thereafter to refrain from making any derogatory or defamatory remarks or comments that may disparage WVVI (or any of its affiliates), and any of its officers, directors, goods or services whether oral or written, including on any social media, including, without limitation, posts, status updates, reviews (e.g., Glassdoor, “Skeets” and “TikToks”).

9.                   Return of Property. Upon termination of your employment with WVVI for any reason or upon WVVI’s written request during your employment, you agree to promptly return to WVVI all Confidential Information and equipment (including but not limited to computers and cell phones), discount cards, credit cards and other property belonging to WVVI. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with performing your duties for WVVI, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, imaged, audio, video, electronic or any other means of recording or storing documents or other information. You may retain a copy of any documents describing any rights or obligations you may have after the Termination Date under any employee benefit plan or other agreements.

10.               Permitted Disclosures. Nothing in this Agreement shall be construed to prevent or limit you from: (a) responding truthfully to a valid subpoena; (b) reporting to, communicating with, contacting, responding to an inquiry from, cooperating with, providing relevant information to, filing a charge or complaint with, or otherwise participating or assisting in an investigation conducted by: (A) any federal, state, or local governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any federal or state laws or regulations that has occurred, is occurring, or is about to occur, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, and any other equivalent office of a federal or state agency or Inspector General; or (B) the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration, or any other governmental authority with responsibility for the administration of labor or employment laws regarding a possible violation of such laws; (c) making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation; (d) speaking with law enforcement, the EEOC, any local commission on human rights, the Attorney General or an attorney retained by you; (e) disclosing or discussing conduct, the existence of a settlement involving conduct, or information involving sexual harassment and sexual assault, as those terms are defined under applicable federal, tribal or state law; (f) nothing in this Agreement limits your rights under the Defend Trade Secrets Act (“DTSA”) and applicable state law. You are hereby notified that the DTSA protects individuals from criminal or civil liability where the disclosure of a trade secret is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and the confidential disclosure is made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) the trade secret disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, and the disclosure is made under seal. You do not need the Company’s prior authorization to make any of the permitted disclosures set forth in this Section 10, nor are you required to notify the Company that you have made any such disclosures.

11.               Cooperation. While employed by WVVI and at all times thereafter, you shall cooperate with WVVI, as reasonably requested, including but not limited to, any litigation in which WVVI or an affiliate has or may have an interest. You also agree to cooperate with WVVI in connection with any investigation, review or hearing of any federal, state, or local governmental authority as any such investigation, review or hearing relates to events or occurrences that happened while you were employed by WVVI. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for governmental inquiries, discovery or trial, acting as a witness on behalf of WVVI and treating all communications with WVVI’s counsel as confidential. You acknowledge that in any legal action, investigation, hearing or review covered by this paragraph, WVVI expects you to provide only accurate and truthful information or testimony. WVVI will reimburse you for all reasonable, necessary, and pre-approved out-of-pocket expenses, excluding hourly rate or lost productivity time, incurred in fulfilling your obligations under this Section.

12.               Injunctive Relief. If, at any time of an attempt by WVVI to enforce Sections 5, 6, or 7 of this Agreement, a court holds that the restrictions stated therein are unreasonable under circumstances then existing, you agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because your services are unique and because you have access to Confidential Information and Work Product, you agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach of threatened breach if this Agreement, WVVI or its successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a violation by you of Section 7, the non- competition period or non-solicitation period (as the case may be) shall be tolled until such breach or violation has been duly cured.

13.               Indemnification. Your right to indemnification with respect to any legal proceeding shall be governed by the terms of WVVI’s by-laws and/or articles of incorporation and/or, if greater, by applicable law. You shall be entitled to the protection of any insurance policies maintained by the Company for the benefit of its directors and officers, subject to the terms and conditions of the applicable policies.

14.               Outside Activities. During your employment, you will not, except with the express prior written consent of the Chair of the Board, become engaged in, or render services for, any business other than the business of WVVI. Provided that the following activities do not materially interfere with your duties and responsibilities as CEO, which shall at all times remain your first priority commitments, you may (i) engage in charitable and community affairs, trade activities and trade organizations, and teach and/or lecture, so long as such activities are non- compensatory and are consistent with your duties and responsibilities under this Agreement, (ii) manage your personal investments, and (iii) serve on the boards of directors of other companies, but only with the express prior written consent of the Chair of the Board, which consent shall not be unreasonably withheld.

15.               Your Representations. You represent and warrant to WVVI that you are entering into this Agreement freely based on your own judgement, have the full power and authority to enter into this Agreement and to perform your obligations hereunder. You further represent and warrant to WVVI that: (a) the execution, delivery and performance of this Agreement by you do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound; (b) you are not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other entity, and no such agreement would prohibit you from performing your duties or complying with your obligations hereunder; (c) you shall not improperly use or disclose any confidential or proprietary information or trade secrets of any former employers or principals, partners, co-venturers, clients, customers or suppliers of former employers, and you shall not bring onto WVVI premises, or download or copy to any WVVI computers or other equipment, any unpublished document or any property (including intellectual property) belonging to such persons or entities without prior written consent; (d) to the best of your knowledge, you are qualified under all applicable alcohol laws and securities laws to hold an ownership interest in and undertake executive management roles in a the Company; and (e) upon execution and delivery of this Agreement, by WVVI and you, this Agreement shall be the valid and binding obligation of you, enforceable in accordance with its terms.

16.               Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by electronic mail to the recipient indicated below (with confirmed receipt, other than an automated “out of office” reply), sent by facsimile (with receipt confirmed) on a business day during regular business hours of the recipient (or, if not, on the next succeeding business day) or one business day after being sent by reputable overnight courier service (charges prepaid) to the following addresses:

if to WVVI:	Chair of the Board

Willamette Valley Vineyards

8800 Enchanted Way SE

Turner, Oregon 97392

w/ copy to jim.bernau@wvv.com

if to you:	Michael Osborn Mike@osbornclan.com 308 Poplar Drive

Falls Church, Virginia 22046

The Parties agree to provide written notice of any change of address.

17.	Section 409A.

(a)                Full Compliance. It is the intent of the Parties that all compensation and benefits payable or provided to you (whether under this Agreement or otherwise) shall fully comply with the requirements of Internal Revenue Code Section 409A (“Code Section 409A”), or meet one of the exceptions to Code Section 409A. To the extent any provision in this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments, benefits, or entitlements shall comply with Code Section 409A or fall within one of the exceptions to Code Section 409A. Notwithstanding anything to the contrary herein, WVVI does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Internal Revenue Code, federal, state, local or foreign tax laws and regulations, provided such payments or benefits are made or given in accordance with the timing contemplated under this Agreement.

(b)                Separate Payments. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement (including, without limitation, any installment payments) shall be treated as a separate payment and not as a series of payments of a single aggregate amount.

(c)                Specified Employee. Notwithstanding anything contained in this Agreement to the contrary, if you are a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A (“Nonqualified Deferred Compensation”) and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Termination Date shall be paid or provided to you in a lump sum cash payment to be made on the earlier of (x) your death or (y) the first regular payroll date of the seventh calendar month immediately following the month in which the Termination Date occurs.

(d)                Reimbursement of Expenses in Connection with a Separation from Service. To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement an eligible expense shall be paid to you on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(e)                Separation From Service. References to your termination, resignation, cessation of or separation from employment in this Agreement shall refer to your “separation from service” with WVVI and its affiliates, as the phrase separation from service is used in connection with Code Section 409A and the Treasury regulations promulgated thereunder.

18.               Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the U.S. Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Any such arbitration proceedings shall be conducted in Portland, Oregon or another U.S. jurisdiction mutually agreed to by the Parties at least 30 days in advance of the commencement of such proceedings. Each Party to this Agreement consents to any such jurisdiction and venue as may be so determined by the Company. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this Section 18, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You agree that while the claims in the arbitration are proceeding, your Excluded Claims pending in court, if any, shall be stayed. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm, and this paragraph expressly does not limit any equitable remedies contemplated under Sections 5, 6 and 7 of this Agreement. Any awards or orders in such arbitration under this paragraph may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction in the United States.

19.	General Provisions.

(a)                This Agreement (including the exhibits hereto), forms the complete and exclusive statement of your employment agreement with the Company. This Agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, relating to the subject matter hereof. Changes in your employment terms, other than changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written amendment or modification of this Agreement approved by the Board and signed by a duly authorized officer of the Company (other than you).

(b)                This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Notwithstanding the foregoing, this Agreement may not be assigned by you and no obligations hereunder delegated by you without the Company’s prior written consent.

(c)                If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the Parties insofar as possible under applicable law.

(d)                This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon, without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either Party as the drafter.

(e)                Any amendment or waiver of any provision of this Agreement, or any rights hereunder or breach hereof, must be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. To be effective, any such amendment or waiver must be signed by you and a duly authorized officer of the Company other than you.

(f)                 This Agreement may be delivered and executed in any number of counterparts and via electronic mail (including pdf or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other electronic transmission method (including DocuSign) and, when so executed, shall be valid and effective for all purposes.

(g)                All amounts designated and payable under this Agreement are denominated and payable in United States Dollars.

(h)                The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

***

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in and on the dates indicated below.

Willamette Valley Vineyards, Inc.

By:	/s/ Jim Bernau
Jim Bernau, Founder, President, and Chairman of the Board

Turner, Oregon

Date:	5/9/2025

Executive:

/s/ Michael Osborn
Michael Osborn

Falls Church, Virginia

Date:	5/9/2025

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